Exhibit 99.2

MIVA, Inc. Q1 2008 Earnings Call Script

Sloan Gaon:

Thank you and good afternoon. Welcome to MIVA’s first quarter financial results conference call. Joining me on the call today are Chief Executive Officer Peter Corrao, Chief Financial Officer and Chief Operating Officer, Lowell Robinson, and President, Seb Bishop.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over- year performance. They are: Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  MIVA defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of MIVA common stock over the reported period.

For a detailed review of our first quarter results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, and to our Form 10-Q for Q1 2008 to be filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website  and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our CEO, Peter Corrao. Peter?

Peter Corrao:

Thank you Sloan

Good afternoon everyone and welcome to today’s conference call, we appreciate having you on the call with us.

Q1 was another important period in our turnaround efforts as we continue to focus on, and build on, our consumer—focused strategy.

Over the past year we have taken considerable steps to reposition the Direct business, a business that has grown 36% year over year from 2006 to 2007.  At first, we established ourselves as a leader in the downloadable application space by applying for and achieving TrustE certification. Second, we established a distribution relationship with Google which provided our users with a best of breed search experience with the familiar Google brand prominently displayed.  Third, we enhanced our product with value-added features, including a web 2.0 personalizable home page and specialized targeted content from the likes of Emusic and Spill.com.  Fourth, we expanded the content verticals and geographies of our toolbars.  More recently, we transformed our Direct business, by launching our new ALOT brand. This brand was launched in beta at the end of the third quarter of 2007. As a leading direct marketer on the Internet, MIVA Direct spends approximately $2.5M a month in promoting our products.  We felt with this marketing scale, it was important to begin to develop a strong brand strategy which would enable us to create a better and more valuable bond with our users long term.

We are happy to report that we believe these brand building steps are working. From our beta launch at the end of Q3 2007, we have grown the ALOT user base to 2.1M users as of March 31st.  This represents an increase of 1.1M from December 31st, 2007. Encouragingly, these ALOT toolbar users have proved to be more valuable than users of our legacy toolbars.  The metric we use to measure the value of toolbar users is daily RPMLU or Revenue Per Thousand Live Users per day. Over Q1 2008, RPMLU for our ALOT toolbar users was 54% higher than our legacy toolbars. Additionally, we have seen a 14% improvement in retention rates when comparing ALOT with our legacy brand. We believe this is due to the enhanced feature set we’re delivering through ALOT coupled with our more targeted and branded acquisition strategy.

So, today ALOT toolbars are delivering us substantially more valuable users and less attrition than our legacy toolbar brand.  However, with this shift from our legacy toolbar to the ALOT brand, we have experienced a 4.7% decline in revenue in Q1 2008 compared to Q4 2007.

Let me put some context around the decline in MIVA Direct’s revenue from Q4 2007 to Q1 2008.  The decline can be attributed to three main factors. Firstly, we experienced problems with a toolbar advertising partner that negatively impacted our ability to distribute our products, Second, we had challenges in obtaining display advertising that met our conversion criteria and third, our overall active toolbar user base declined from 7.1 million on December 31st, 2007 to 6.5 million on March 31st, 2008.

This decline is a result of us seeking higher value users and focusing our media buying efforts towards the ALOT brand. In doing this, we took the decision to cut a number of the lower quality toolbars verticals and to eliminate a number of affiliate partnerships that traditionally formed part of our acquisition efforts for our legacy toolbar brand. In short, our ALOT user base is not growing fast enough to balance out the attrition rates of our legacy toolbar user base. We anticipate reaching an inflection point in our business whereby the ALOT toolbar user base overtakes the legacy brands.  With this, we would anticipate having a user base which is more valuable due to its higher retention rates and stronger revenue per user metric.  In short, we believe the early results we’ve achieved validate our strategy.

Leveraging this success by scaling our acquisition strategy for ALOT is a primary objective over the coming quarters and we have taken several steps to help expedite this process including strengthening our internal and external media buying prowess.

Another encouraging trend we’re seeing with the ALOT brand is in relation to our ALOT homepage product. In Q1, we introduced the first version of a new homepage product. This was designed to provide a faster and more streamlined user experience than the product we offered when we first launched the ALOT brand. Following this launch we’ve seen page impressions for ALOT increase by 15%. We are excited by the potential that this provides, particularly as we roll-out more interactive and sticky features in future ALOT homepage releases.

In addition to our ALOT toolbar and homepage initiatives, we have continued to build momentum around our vision of owning and operating our own traffic. As an example, our movie review and entertainment site, Spill.com, has continued to increase audience over the first quarter. Page views increased 269% from 1.5M in Q4 2007 to 5.6M in Q1 2008.  Views of our professionally-produced movie review content increased from 1.3M in Q4 2007 to 2.4M in Q1 2008. This growing audience has enabled us to further increase our monetization efforts for the site. In Q1, Spill.com joined Viacom’s BET ad network and we are continuing to aggressively pursue other ad partnerships that will help us to unlock the value of the site’s growing user base.

Overall, MIVA is executing well on our strategy of owning and operating our own traffic.  The metamorphosis of our business continues as we shift from our 3rd party ad network with low margins to a direct to consumer strategy with higher margins, differentiated products, and what we perceive as better long term value for our shareholders.

Speaking of which, our US and EU MIVA Media ad network businesses generally performed to expectation over the first quarter, although both declined slightly from Q4 2007 to Q1 2008. Much of this decline can be attributed to the weakening ad environment especially as it relates to the finance vertical.  The UK, which has seen a revenue decline for several quarters, achieved a 7% quarter over quarter increase in revenue. We do however continue to face challenges in our other EU countries which we operate in.  Development on our new technology platform continues to progress according to plan. The new platform is expected to launch by the end of the year and we believe this technology is critical for the Media business to increase our operational efficiencies and grow our business.  Importantly, the Management team and Board continue to assess the strengths and weaknesses of the Media business globally and we continue to explore mechanisms to improve financial performance and create greater value for the Company.

Overall, the new measures we have put in place to help expand ALOT’s user base more quickly have shown some encouraging early results and building on this strategy will remain a key focus for us over coming months. We expect to get back to revenue growth in our Direct business in Q3 2008 while also looking to stabilize and grow our Media ad network business.

With that said, I will now turn the call over to Lowell, who will cover our financial results and outlook for the coming quarter, Lowell?

Lowell Robinson:

Thank you Peter:

Our consolidated Q1 2008 performance did not meet our expectations. Essentially, our Media US and EU businesses are performing consistent with our expectations; but the Direct business was below our initial expectations on the year primarily due to increased attrition of our legacy toolbar brand and the decline in the overall toolbar user base.

As we highlighted in our 4Q earnings call, revenue and EBITDA for the first half of the year would be below the 2nd half of the year.

MIVA’s consolidated revenues were $33.0 million in Q1 2008, compared to $34.6 million in Q4 2007.

EBITDA was a loss of $3.8 million in Q1 2008, compared to an EBITDA loss of $8.9 million in Q4 2007.  Q4 2007 EBITDA included the $4.7 million non-cash goodwill impairment charge related to our Media U.S. business, and $1.3 million related to a portion of the Lane’s Gifts litigation settlement. Normalizing for these, our estimated Q1 2008 EBITDA loss was $3.8 million, comparable to the EBITDA loss of $2.9 million in Q4 2007.

Excluding Q1 2008 $0.7 million in non-cash compensation charges and $0.1 million in restructuring charges and the Q4 2007 $0.2 million in net non-cash compensation, and a positive adjustment of $0.2 million related to 2007 restructuring charges.  Adjusted EBITDA loss was ($2.9) million in Q4 2007 and Q1 2008.

Cash and cash equivalents decreased from $29.9 million at end of Q4 2007 to $22.6 million at the end of Q1 2008.  The decrease was due to the timing of several large payments which went out in early January. Normalizing for these, cash would have decreased from approximately $25 million to $22.6 million, consistent with our expectations. We also paid out 2007 bonus in Q1 2008.

Consolidated gross margins were 51.9% in Q1 2008, below the 52.3% we reported in Q4 2007. Direct’s gross margins before advertising spend were 94% in Q1 2008, comparable to Q4 2007. Media E.U. gross margins increased from 27% to 28% from Q4 2007 to Q1 2008, while Media U.S. gross margins decreased from 29% to 28%. MIVA Direct, contributed 36.6% of total revenue in Q1 2008, comparable to the 36.7% in Q4 2007.

We continue to expect the mix of MIVA Direct revenue to increase as a percentage of the overall revenue for full year 2008.

MIVA Direct generated $12.1 million in revenue in Q1 2008, 4.7% below Q4 2007 revenue of $12.7 million. The total number of active toolbars decreased  from 7.1 million to 6.5 million over the same period; however our ALOT brand toolbars grew from 1.0 million to 2.1 million. The decreased revenue is a result of our legacy toolbar brand experiencing faster than anticipated attrition, as Peter highlighted.  The better metrics from the ALOT toolbar should produce higher quality revenue in the future.

MIVA Direct’s gross margin was approximately 94% in Q1 2008 which is comparable to Q4 2007 of 95%. MIVA Direct’s gross margin excludes advertising spend of $7.6 million in Q1 2008 and $7.5 million in Q4 2007, which is included in consolidated operating expenses within the marketing, sales and service line. Including the advertising spend, MIVA Direct’s gross margin was 35.8% in Q4 2007, compared to 30.7% in Q1 2008.

In our total MIVA Media third-party ad network, we recorded 462 million total paid clicks in Q1 2008, up from 413 million in Q4 2007 and up from 329 million in Q1 2007.

Q1 2008 revenue for our MIVA Media third-party ad network was $20.9 million, compared to $21.9 million in Q4 2007. The approximate $1.0 million decline in total Media revenue was due primarily to Media E.U. which was anticipated.

In our Media U.S. business, revenue was down approximately $0.3 million sequentially from Q4 2007, a reduction from the $0.5 million decline from Q4 2007 to Q3 2007.  The lower revenue was attributable to some softness in our network business in the first half of Q1 2008.  However, revenue ramped up significantly in the latter half of Q1 2008. Media U.S. gross margins were 28% in Q1 2008, below the 29% in Q4 2007, due to higher TAC, primarily in our reseller business.

In our Media E.U. business, revenue of $8.8 million was down $0.7 million sequentially from Q4 2007 of $9.5 million.  Quarter over quarter revenue was up 7% in the U.K.; but was down significantly in France, Spain and Italy. Media E.U. gross margins increased from 27% in Q4 2007 to 28% in Q1 2008, a function of weaning of unprofitable customers in prior quarters.  Q4 2007 to Q1 2008 traffic acquisition costs was lower as a percentage of revenue from 66% to 64%.

Changes to our E.U. cost structure undertaken in the First quarter 2008 should allow us to operate at break-even on significantly lower revenue for 2008 vs. 2007.  The bulk of the changes to the cost structure included restructuring certain lease obligations, consolidation of infrastructure assets, headcount reductions and re-negotiation and/or cancellation of unprofitable partnerships.  Collectively, this equates to approximately $6.5 million in anticipated expense reduction on an annualized basis.

Total operating expenses were $22.3 million in Q1 2008, compared to $29.1 million in Q4 2007.  Q4 2007 includes $4.7 million non-cash tangible and intangible Media U.S. asset impairment charge and the $1.3M for a portion of the Lane’s Gifts settlement. Adjusting for these, operating expenses were $22.3 million in Q1 2008 and $23.1 million in Q4 2007.  The $0.8 million decrease is a function of lower employee cost, rent and Perot charges partially offset by higher legal and consulting expenses.

As mentioned previously adjusted EBITDA was $(2.9) million in both Q1 2008 and Q4 2007.  Adjusted EBITDA loss in Q1 2008 excludes $0.7 million in non-cash compensation charges and $0.1 million in restructuring charges.  Q4 2007 adjusted EBITDA loss excluded $4.7 million non-cash impairment charge, $1.3 million in settlement charges for a portion of the Lane’s Gifts litigation settlement, $0.2 million in net non-cash compensation expense, and a positive adjustment of $0.2 million related to 2007 restructuring charges.

As of March 31, 2008, the Company had an active base of 213 full time employees, below the 230 in December 31, 2007, and 401 at December 31, 2006.

As you recall, for 2008 we will provide annual guidance instead of quarterly guidance. We believe it is critical that we focus our attention on achieving our long-term objective for shifting into owned traffic rather than on short-term results. We plan to update the annual guidance on a quarterly basis.

The Company is currently forecasting 2008 revenue of $140 - $150 million, and EBITDA at break-even to $(3.0) million EBITDA loss ex-restructuring charges. We expect revenue to be stronger in the second half of 2008 compared to the First half of 2008 due to the rollout of the new technology platform.  We expect EBITDA to be a loss in the first half of 2008 and EBITDA profitable in the second half. The revenue forecast anticipates growth in MIVA Direct; but not as robust as previously anticipated.  Media U.S. and E.U. continue to perform to expectations. Media E.U. revenue will be slightly down from 2007. And Media U.S. revenue and EBITDA will be essentially flat to last year.  Included in our Media forecast, is the incremental revenue from the new technology platform.

I will now turn the call back to Peter for some concluding remarks.

Peter Corrao:

Thanks Lowell.

In conclusion, we are encouraged by the higher user value and better retention rates being delivered through the ALOT brand. Leveraging that value through our enhanced acquisition strategy will be a key focus and we look forward to updating you with our progress in the coming quarters.

[Q & A Session]

 Sloan Gaon:

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for first quarter 2008. In addition, past performance cannot be relied upon as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•                  the risk that one advertisement feed provider accounts for a significant portion of our consolidated revenue;

•                  the risk that the success of MIVA Direct is dependent on our ability to maintain and grow our active toolbar base;

•                  the risk that our MIVA Media business is dependent upon our relationships with, and the success of, our distribution partners; the risk that we have made significant investments in new initiatives that may not meet our expectations in terms of the viability, success or profitability of such initiatives;

That concludes our call today; thank you for listening.